UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  June 4, 2009

Altair Nanotechnologies Inc.
(Exact Name of Registrant as Specified in its Charter)

Canada	1-12497	33-1084375
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

204 Edison Way
Reno, NV	89502
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:
(775) 858-3750

N/A
(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Hossein Asrar Haghighi as Director. On June 4, 2009, at the annual meeting of the Board of Directors of the Company, the Company expanded its Board of Directors to an aggregate of eight directors and appointed Hossein Asrar Haghighi, Chief Financial Officer of Al Yousuf Group, to fill the vacancy.

The appointment of Mr. Haghighi was pursuant to requirements of the Stock Purchase and Settlement Agreement dated effective as of September 30, 2008 (the “Agreement”) with Al Yousuf, LLC, a United Arab Emirates limited liability company (the “Investor”).  The Company had agreed under Section 6.1 (b) of the Agreement to grant a second designee of the Investor observation rights until the Company’s next shareholders meeting, at which time the designee would be appointed or elected to the Board of Directors until expiration of the Rights Period.   The “Rights Period” expires on the earliest to occur of (i) the first date that common shares held by the Investor constitute no more than ten percent of the Company’s outstanding common shares (on a fully diluted basis assuming exercise or conversion of all options, warrants, conversion rights and other rights exercisable for or convertible into common shares), (ii) the first date after January 1, 2010 that the market price of the common shares has exceeded $4.50 (adjusted for stock splits, consolidations and similar transactions) for 60 consecutive trading days, or (iii) the closing of the sale of substantially all of the assets of the Company, a merger involving the Company in which the shareholders of the Company prior to the transaction own less than 50% of the surviving entity. The Agreement was previously reported on October 6, 2008 as a Current Report on Form 8K and such report is hereby incorporated by reference.

Mr. Haghighi, age 66, was appointed the Chief Financial Officer of Al Yousuf Group in October 2003. Mr. Haghighi joined the Al Yousuf Group of Companies in 1986 as the Director of Finance and Accounts. From September 1985 until October 2003 Mr. Haghighi served as the Managing Director of IDRO International in Jebel Ali Free Zone (subsidiary of International Development and Renovation Organization/Ministry of Industries, Iran). In September 1982 Mr. Haghighi was seconded to Bank Saderat Iran as Regional Manager Middle East based in Dubai and remained there until September 1985. From 1962 through 1982 Mr. Haghighi worked for the Central Bank of Iran where he held positions as Officer in charge of Onward & Inward Foreign Exchange Transfer (1962-1970), Manager of Letters of Credit Department (1970-1976), Asst. Director for Foreign Exchange Department (1976- 1980) and Director of Foreign Exchange Supervision Division (1980-1982).

Mr. Haghighi is also a founding member of IBC (Iranian Business Council) established in 1994, a non-governmental and non- profit organization. IBC, in Dubai, U.A.E helps and advises members & business community for free as a social service.

Mr. Haghighi holds an MBA in Consultancy Management, Law major. He also holds two MSC degrees; one in Banking and Finance and the other in International Business both earned in California.

Director Compensation. In connection with his service, Mr. Haghighi will be entitled to standard board compensation of $6,250 per quarter, plus $1,000 per quarter for each of standing committees on which he serves.  It is also expected that the Board of Directors will approve an initial grant of 10,000 common shares to Mr. Haghighi under the Company’s stock incentive plan, 5,000 of which will be subject to no risk of forfeiture and 5,000 of which will be forfeited if he does not serve as a director for at least one year.   In addition, as a director, Mr. Haghighi is eligible to receive future awards under the Company’s stock incentive plan, and directors are generally granted an incentive award valued at $55,000 on the date of each annual shareholders meeting.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altair Nanotechnologies Inc.

Dated: June 10, 2009	By /s/ John Fallini
John Fallini, Chief Financial Officer

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